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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 15, 2002

SPECIALTY LABORATORIES, INC.
(Exact name of registrant as specified in charter)

California (State or other jurisdiction of incorporation)	001-16217 (Commission File Number)	95-2961036 (IRS Employer Identification No.)

2211 Michigan Avenue, Santa Monica, California (Address of principal executive offices)	90404 (Zip Code)

(310) 828-6543 Registrant's telephone number, including area code

N/A (Former name or former address, if changed since last report.)

ITEM 5    OTHER EVENTS

        On April 15, 2002, Specialty Laboratories, Inc. (the "Registrant") announced action taken by the federal Centers for Medicare and Medicaid Services ("CMS") as the result of alleged non-compliance by the Registrant with requirements of the federal Clinical Laboratory Improvements Act of 1988 ("CLIA-88"), including, subject to appeal, revocation of the Registrant's CLIA-88 certificate, cancellation of its right to receive payment under the Medicare and Medicaid programs, imposition of a civil money penalty of $3,000 per day for each day of non-compliance and the imposition of a directed plan of correction by which CMS may notify the Registrant's customers of its non-compliance and the nature and effective date of any sanctions imposed. The revocation of the Registrant's CLIA certificate is effective April 22, 2002, but will be stayed for the full duration of the Registrant's administrative appeal, and the revocation will not become effective if the Registrant is successful in this appeal. If the revocation is upheld, the Registrant will have to cease performing laboratory testing.

        The termination of Medicare and Medicaid payments is effective for services performed by the Registrant on and after February 22, 2002. The civil money penalty of $3,000 per day applies to each day of non-compliance on or after February 22, 2002. For the first quarter of 2002, the Registrant recorded approximately $1,127,000 of Medicare and Medicaid net revenue between February 22, 2002 and March 31, 2002, and a civil money penalty of $114,000 would apply for the non-compliance period of February 22, 2002 through March 31, 2002. The financial impact of the loss of Medicare and Medicaid revenue and penalty assessment would reduce net income after taxes by approximately $740,000 with earnings per fully diluted share declining by $.03. The Registrant plans to continue to perform testing on behalf of Medicare and Medicaid patients during its appeal of the CMS action. If successful in its appeal, the Registrant will receive Medicare and Medicaid reimbursement retroactively to the February 22 effective date.

        A copy of CMS' letter dated April 12, 2002 is filed herewith as Exhibit 10.1. A copy of the press release issued by the Registrant on April 15, 2002 concerning the foregoing matter is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7    FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits	The following documents are filed as exhibits to this report:
	10.1	Centers for Medicare & Medicaid Services letter dated April 12, 2002.
	99.1	Press Release dated April 15, 2002.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPECIALTY LABORATORIES, INC.

Date: April 18, 2002	By:	/s/ FRANK J. SPINA Frank J. Spina, Chief Financial Officer

EXHIBIT INDEX

Exhibits	The following documents are filed as exhibits to this report:
10.1	Centers for Medicare & Medicaid Services letter dated April 12, 2002.
99.1	Press Release dated April 15, 2002.

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FORM 8-K
  ITEM 5 OTHER EVENTS
  ITEM 7 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE
EXHIBIT INDEX